                                                                   Exhibit 10.45

                       SUMMARY OF MANAGEMENT'S INTERESTS
                  IN THE @VENTURES III VENTURE CAPITAL FUNDS

     During fiscal year 1999, CMGI announced the formation of the @Ventures III venture capital funds to invest in emerging Internet service and technology companies. Certain members of the management of these funds and David S. Wetherell and Andrew J. Hajducky, each an executive officer of CMGI, Inc., have indirect compensatory interests in the funds. Because the written documents pertaining to the funds are not yet completed in all respects, the following is a summary of the interests of Messrs. Wetherell and Hajducky in the funds.

INTERESTS IN @VENTURES PARTNERS III, LLC

     The @Ventures III funds consist of three funds that generally invest together in each portfolio company according to stated percentages:

     . @ Ventures III, L.P. (with total committed capital of approximately $168.0 million);

     . @Ventures Foreign Fund III, L.P. (with total committed capital of approximately $50.5 million); and

     . CMG @Ventures III, LLC. (with total committed capital of approximately $56.0 million, all of which is from CMGI)

Each of the three funds is managed by @Ventures Partners III, LLC, which is entitled to approximately 20% of the cumulative net gains from the funds.
Mr. Wetherell and Mr Hajducky are each managing members of @Ventures Partners III, LLC, and entitled to approximately 25% and 6%, respectively, of all amounts distributed by the funds to @Ventures Partners III, LLC. Mr. Wetherell's and Mr. Hajducky's interests in @Ventures Partners III, LLC are subject to vesting and forfeiture based on their continued provision of services to the funds, with the interests vesting in 20 equal quarterly installments commencing with the date of formation of @Ventures Partners III, LLC. The other members of @Ventures Partners III, LLC consist of (i) individuals who provide management services to the funds and (ii) CMG @Ventures Capital Corp., a direct wholly-owned subsidiary of CMGI, which has a 10% interest in all of the amounts distributed by @Ventures Partners III, LLC.

INTERESTS IN @VENTURES INVESTORS, LLC

     @Ventures Investors, LLC is required to co-invest with the other @Ventures III funds. @Ventures Investors, LLC invests 2.0% of the aggregate amount to be invested by the three funds and @Ventures Investors, LLC in each portfolio company investment. Mr. Wetherell owns an approximately 27% interest in @Ventures Investors, LLC and Mr. Hajducky owns an approximately 7% interest. Mr. Wetherell's and Mr. Hajducky's future right to participate in investments of @Ventures Investors, LLC is contingent upon their continued involvement with the @Ventures III funds, CMGI, or any affiliates of either.

INTERESTS IN @VENTURES MANAGEMENT, LLC

     @Ventures Management, LLC was formed in May 1998 to provide management services to investment funds, including:

     .  CMG @Ventures I, LLC;

     .  CMG @Ventures II, LLC;

     .  @Ventures III, L.P;

     .  @Ventures Foreign Fund III, L.P; and

     .  CMG @Ventures III, LLC

@Ventures Management, LLC receives management fees from each of @Ventures III, L.P., @Ventures Foreign Funds III, L.P. and CMG @Ventures III, LLC equal to 2% of the capital committed to such fund. Mr. Wetherell has an approximately 33% interest in the net income of @Ventures Management, LLC and Mr. Hajducky has an approximately 8% interest.